EXHIBIT 10.2

AMERICAN FINANCIAL GROUP, INC.

AMENDMENT TO THE

2005 STOCK INCENTIVE PLAN

Section 4.1 is amended and replaced in its entirety with the following:

4.1           Shares.  Subject to adjustment as provided in Section 4.2, the number of Shares which may be issued under this Plan shall not exceed Ten Million Five Hundred Thousand (10,500,000) Shares.  Shares issued and sold under the Plan may be either authorized but unissued Shares or Shares held in the Company's treasury.  To the extent that any Award involving the issuance of Shares is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or other conditions of the Award, or is otherwise terminated without an issuance of Shares being made thereunder, the Shares covered thereby will no longer be counted against the foregoing maximum Share limitations and may again be made subject to Awards under the Plan pursuant to such limitations.  Any Awards or portions thereof that are settled in cash and not in Shares shall not be counted against the foregoing maximum Share limitations.